Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-188965, 333-188969 and 333-190907), in the Registration Statement on Form S-4 (No. 33-64293), and in the Registration Statements on Form S-8 (Nos. 333-58127, 333-105676, 333-179702, 333-179703, 333-185143, 333-190330 and 333-197793) of Telephone and Data Systems, Inc. of our report dated February 28, 2014, relating to the financial statements of Los Angeles SMSA Limited Partnership for the year ended December 31, 2013, appearing in the Annual Report on Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 24, 2016